                                                                   EXHIBIT 11.1

                    PURE ATRIA CORPORATION AND SUBSIDIARIES

     COMPUTATION OF NET LOSS AND PRO FORMA NET INCOME (LOSS) PER SHARE(1)
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                NINE MONTHS
                                                YEAR ENDED         ENDED
                                               DECEMBER 31,     SEPTEMBER 30
                                              ---------------  ---------------
                                               1994    1995     1995    1996
                                              ------- -------  ------  -------
Net loss.....................................     --      --      --   (13,244)
                                                                       -------
Pro forma net income (loss) ................. $ 5,132 $(4,246) (3,740)     --
                                              ------- -------  ------
Weighted average number of common shares
 outstanding.................................  27,437  33,706  33,836   39,706
Weighted average number of preferred shares
 outstanding on an as if converted basis.....   5,929   3,829   4,930      --
Number of common stock equivalents as a
 result of stock options outstanding using
 the treasury stock method...................   2,317     --      --       --
Number of common shares issued and stock
 options granted in accordance with Staff
 Accounting Bulletin No. 83 (2)..............     711      65      86      --
                                              ------- -------  ------  -------
Shares used in per share computation.........  36,394  37,600  38,852   39,706
                                              ------- -------  ------  -------
Per share amounts............................   $0.14  $(0.11) $(0.10)  $(0.33)
                                              ======= =======  ======  =======

--------
(1) This exhibit presents the primary and fully diluted per share computations. There is no material difference in the per share amounts when applying either method.
(2) Common shares issued by the Company during the twelve months immediately preceding the initial public offering date plus the number of common equivalent shares which were issued during the same period pursuant to the grant of stock options (using the treasury stock method and offering price) have been included in the calculation of common equivalent shares pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83.